UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2010

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A Moscow, Russia	125124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On July 12, 2010, CTC Media Inc.’s principal Russian operating subsidiary, Closed Joint Stock Company “CTC Network” (the “Company”), entered into a Preliminary Lease Agreement with Open Joint Stock Company “MonArch” (the “Lessor”) for new headquarters facilities in Moscow.  So-called “preliminary” leases are standard practice in the Moscow market; the Company anticipates that the parties will execute a definitive final lease agreement, on the same material terms as the Preliminary Lease Agreement, in due course.

Pursuant to the Preliminary Lease Agreement, the Company will lease approximately 6,500 square meters of office space in a class “A” office building in central Moscow.  The lease is for a 10-year initial term and the Company has the right to extend the term for an additional 10 year term, at the then current market rate.  The total annual rent is approximately USD 3.5 million (VAT exclusive), including technical costs arising from maintenance of the premises and some supplementary municipal services (and is subject to adjustment for inflation). The lease of parking space is also available under the terms of the Preliminary Lease Agreement at additional cost.

The Company has an expansion option / right of first offer on any additional space in the building at the then-current market rent. The Preliminary Lease Agreement also includes early termination provisions as follows:

•                  During the first 5 years, the Company has the right to terminate the lease upon 12 months prior written notice to the Lessor and payment of a penalty fee in the amount of 6 months rent.

•                  After the first 5 years, the Company has the right to terminate the lease upon 12 months prior written notice to Lessor without paying any penalties.

The Lessor may terminate the lease following the seventh anniversary of the lease, upon two years’ prior notice and subject to a penalty payment equal to 12 months’ rent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: July 16, 2010	By:	/s/ Boris Podolsky
		Name:	Boris Podolsky
		Title:	Chief Financial Officer